Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-52277 and 333-56571) of Progenics Pharmaceuticals, Inc. of our report dated February 26, 2004, relating to the financial statements of PSMA Development Company, L.L.C., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 10, 2004